Exhibit 24.1

POWER OF ATTORNEY

THE UNDERSIGNED directors of Osiris Therapeutics, Inc. do hereby appoint C. Randal Mills and Philip R. Jacoby, Jr., and each of them, to be their attorneys in fact and agents with full power of substitution and re-substitution, for each of such directors, with full power and authority and in their name, place and stead, in any and all capacities, to sign any Registration Statement, any pre or post- effective amendment(s) or supplements to any Registration Statement, and to do any and all things and to file the same with the Commission, and to perform all other acts and deeds on their behalf and in their name, and to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or they might or could do in person, in connection with any matter relating to any now existing or future Registration Statement on Form S-8 or otherwise, and to register, or cause to be registered with the Commission any and all shares of common stock issuable from time to time under the Osiris Therapeutics Inc. Amended and Restated 1994 Stock Incentive Plan, as amended, and the Osiris Therapeutics, Inc. Amended and Restated 2006 Omnibus Plan as amended or amended and restated from time to time, and further hereby confirming all that said attorneys in fact and agents or any of them or their substitute or substitutes may lawfully do or cause to be done by virtue thereof.

/s/ Peter Friedli	Director	May 27, 2010
Peter Friedli

/s/ Felix Gutzwiller	Director	May 27, 2010
Felix Gutzwiller

/s/ Jay M. Moyes	Director	May 27, 2010
Jay M. Moyes

/s/ Gregory H. Barnhill	Director	May 27, 2010
Gregory H. Barnhill